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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by
       Rule14a-6(e)(2))
[ ]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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              (Name of Registrant as Specified in its Charter)

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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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NEWS                                                       [LOGO - EL PASO]

For Immediate Release

EL PASO CORPORATION SENDS LETTER TO SHAREHOLDERS
Urges Stockholders to Vote the WHITE Proxy Card in Favor of Board's Nominees


HOUSTON, TEXAS, JUNE 2, 2003--El Paso Corporation (NYSE: EP) today sent the following letter urging El Paso shareholders to vote "FOR" El Paso's slate of 12 highly qualified directors, who are committed to restoring the value inherent in the company's strong asset base, and to reject the Zilkha/Wyatt proposals:

Dear Fellow El Paso Shareholder:

Over the past few weeks, we have been meeting with many of our investors and sharing the progress we are making in turning around El Paso. We have listened to you, developed a plan and made substantial progress implementing that plan to restore the value of the company and position El Paso for the future. We are convinced that we are doing what is right for this company.

TAKING ACTIONS QUICKLY IN A CHANGED ENVIRONMENT

     I think it is important to put the past year and a half in context because today we are living in a vastly different environment. UP UNTIL LATE 2001, THERE WERE PREMIUM VALUATIONS FOR ENERGY COMPANIES FOCUSED ON WHAT WERE WIDELY BELIEVED TO BE HIGH GROWTH AREAS SUCH AS TRADING, MERCHANT POWER, INTERNATIONAL ENERGY PROJECTS AND TELECOM. Like a number of our peers, we pursued these opportunities.

     The environment changed dramatically with the collapse of Enron in late 2001, the severe downturn in energy trading and merchant power markets, changes in rating agency criteria, and the aftermath of the California energy crisis.

     WE REACTED SWIFTLY TO THE CHANGED ENVIRONMENT. BEGINNING IN DECEMBER 2001 AND CONTINUING THROUGHOUT 2002, EL PASO RESPONDED TO THESE CHANGES WITH A SERIES OF ACTIONS:

   o  issued additional debt and equity securities;

   o renewed our credit facilities on terms that allowed us to continue to draw despite the downturn in our business;

   o  sold assets;

   o reduced capital expenditures substantially over the previous year, and

   o  downsized and then announced that we would exit the trading business.

CONTINUING OUR STEADY PROGRESS AND LOOKING TO THE FUTURE

     WE CONTINUED THIS PROGRESS WITH OUR OPERATIONAL AND FINANCIAL PLAN IN FEBRUARY OF THIS YEAR. WE HAVE ACHIEVED IMPORTANT GOALS OF OUR 2003 PLAN. WE HAVE STABILIZED THE COMPANY AND ADDRESSED 2003 AND 2004 LIQUIDITY NEEDS.

     We are going further with additional steps to position the company to pursue the solid growth opportunities that we believe exist for our natural gas businesses. We launched our Clean Slate Initiative and are targeting more than $400 million in annual pre-tax cost savings and business efficiencies by the end of 2004.

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We urge you to sign, date and return the enclosed WHITE proxy card to support your Board of Directors and management by voting "FOR" the election of our 12 directors. We also urge you NOT to sign the BLUE proxy card sent to you by Messrs. Zilkha and Wyatt and to DISCARD any proxy card they may send to you in the future. Even if you have previously signed a proxy card sent to you by Messrs. Zilkha and Wyatt, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

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ADDRESSING ISSUES, MAKING CHANGES

     Our Board-level Long Range Planning Committee is focusing on the future and weighing opportunities for the company including:

   o REVIEWING OPTIONS TO REDUCE OUR INDEBTEDNESS TO A LEVEL SUSTAINABLE BY OUR CURRENT BUSINESSES;

   o RAISING OUR DEBT REDUCTION TARGET BY AT LEAST $2.5 BILLION-FOR A TOTAL OF AT LEAST $10 BILLION AND;

   o ACHIEVING FURTHER CAPITAL EXPENDITURE REDUCTIONS WHILE GENERATING FREE CASH FLOW FROM OUR CORE BUSINESSES.

     In addition, we have made decisions in the past year that address issues of management and corporate governance.

   o In October 2002, we engaged a search firm to find additional highly qualified Directors to add to the Board. SINCE THEN, WE HAVE ADDED FOUR NEW DIRECTORS WITH OUTSTANDING ENERGY INDUSTRY BACKGROUNDS, AND THREE OF OUR PREVIOUS DIRECTORS WILL NOT BE STANDING FOR RE-ELECTION AT OUR ANNUAL MEETING.

   o THE SENIOR MANAGEMENT HAS CHANGED: three EVPs, the COO and President, and the CEO have all left the company since December 2002.

   o AT THE SAME TIME, THE OPERATIONAL HEADS OF OUR BUSINESSES CONTINUE TO PERFORM AND PROVIDE CONTINUITY TO OUR CORE BUSINESSES.

   o We reconstituted the Board's Compensation Committee with a majority composed of three of the newly appointed Directors, all of whom have extensive experience on compensation committees of other public companies. OUR COMPENSATION POLICIES AND PROCEDURES ARE UNDER REVIEW TO REFLECT TODAY'S BUSINESS ENVIRONMENT.

     AS A RESULT OF THE ACTIONS ON WHICH WE ARE FOCUSED, WE BELIEVE THAT EL PASO WILL HAVE THE FINANCIAL FLEXIBILITY TO TAKE ADVANTAGE OF STRATEGIC BUSINESS OPPORTUNITIES IN THE NORTH AMERICAN NATURAL GAS MARKET AND ACHIEVE FUTURE GROWTH.

ZILKHA/WYATT ARE MIRED IN THE PAST

     As for the proxy fight, we believe Zilkha and Wyatt are engaging in revisionist history. You should know that during the period in which Mr. Zilkha was a voting director, he was present at El Paso Board meetings and voted to approve transactions that he is now criticizing. WE BELIEVE THAT IF ZILKHA/WYATT WERE TRULY THINKING ONLY ABOUT THE BEST INTERESTS OF EL PASO'S SHAREHOLDERS, THEY WOULD ACKNOWLEDGE THE PROGRESS WE HAVE ALREADY MADE.

     The Zilkha/Wyatt team proudly declared that their nominees met in a room and "unanimously decided that Stephen D. Chesebro' should serve as CEO."(1) While Mr. Chesebro' may indeed have been the best person who was in that room of their nine nominees, El Paso is seeking a world-class CEO selected from the entire universe of accomplished senior executives.


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(1)  "Murphy Comments on Process Followed by Zilkha Board Nominees To
     Select El Paso CEO and Chairman", press release issued on May 28, 2003. Permission to quote neither sought nor received.


     As you know, we are currently in discussions with a number of highly qualified, interested candidates, all of whom are currently in top positions of large public energy companies, including CEOs and COOs with strong track records. WE NEED--AND WILL SELECT--A CEO WHO IS THE BEST, NOT JUST SOMEONE WHO IS AVAILABLE TO TAKE THE JOB.

WE ARE WORKING STEADILY TO DELIVER VALUE

     We do not want to see our progress derailed by a whole new board who we believe would seriously disrupt the steady improvements that El Paso is making. We've come too far to see that happen. We know there is more work to be done. And we are committed to reaching or exceeding our goals. We have to get the debt down and we will. WE HAVE A CLEAR PATH FOR $10 BILLION OF DEBT REDUCTION.

     You should ask yourself how best to build on the progress we've made. WE BELIEVE THE ANSWER IS BY PROVIDING YOUR SUPPORT FOR OUR NOMINEES. WE BELIEVE WE HAVE THE RIGHT PLAN, A STRONG BOARD, AND CLEAR MOMENTUM IN OUR EFFORTS. Zilkha and Wyatt do not have a well-defined plan and are focused on the past.

                WE URGE YOU TO REJECT THE ZILKHA/WYATT SLATE

     YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE DIRECTION OF EL PASO. WE RECOMMEND THAT ALL EL PASO SHAREHOLDERS VOTE "FOR" EL PASO'S SLATE OF 12 HIGHLY QUALIFIED DIRECTORS WHO ARE COMMITTED TO RESTORING THE VALUE INHERENT IN THE COMPANY'S STRONG ASSET BASE.

     Do NOT sign any blue cards if you want to vote for El Paso's nominees. In fact, if you return a signed blue proxy card--even if you vote against the Zilkha/Wyatt nominees--it will cancel votes on any WHITE card you may have returned previously. Voting against the Zilkha/Wyatt nominees on a blue proxy card is not the same as voting for El Paso's nominees.

     Remember, if you want to vote for El Paso's directors, sign, date, and return only WHITE proxy cards. If you have previously signed a blue proxy card sent to you by Messrs. Zilkha and Wyatt, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

     If you have any questions about voting your proxy or need additional information about El Paso or the stockholders meeting, please contact MacKenzie Partners, Inc. at (800) 322-2885 or visit El Paso's website at www.elpaso.com.

     On behalf of the entire El Paso Board of Directors, I thank you for your continued support and promise that we will continue to act in the best interests of all our shareholders.

Sincerely,

/s/ Ronald L. Kuehn, Jr.
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Ronald L. Kuehn, Jr.
Chairman of the Board
and Chief Executive Officer

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; material and adverse impacts from our proxy contest with Selim Zilkha/Oscar Wyatt; actions by the credit rating agencies; the successful close of financing transactions; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; difficulty in integration of the operations of previously acquired companies, competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

ADDITIONAL IMPORTANT INFORMATION

To the extent that individual customers, independent industry researchers, financial analysts, or El Paso commissioned research are quoted in this document, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of El Paso.

CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax: (713) 420-4417

Alternate Contacts
Joele Frank/Dan Katcher
Joele Frank, Wilkinson Brimmer Katcher
Office: (212) 355-4449
Fax: (212) 355-4554